Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N–14 of our report dated January 14, 2025 relating to the financial statements and financial highlights of Fidelity Advisor Equity Value Fund, a fund of Fidelity Advisor Series I, appearing in Form N-CSR of Fidelity Advisory Series I, for the year ended November 30, 2024 and our report dated September 16, 2024, relating to the financial statements and financial highlights of Fidelity Value Discovery Fund, a fund of Fidelity Puritan Trust, appearing in Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2024, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Proxy Statement and Prospectus, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 12, 2025